UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2018 (August 27, 2018)
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Issuer Direct Corporation
(Exact name of registrant as specified in its charter)
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Delaware	1-10185	26-1331503
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

500 Perimeter Park, Suite D, Morrisville, North Carolina 27560
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 481-4000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.   Other Events.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on August 17, 2018 (the “Initial 8-K”), Issuer Direct Corporation, a Delaware corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) on August 17, 2018 with Northland Securities, Inc. (the “Underwriter”), relating to the issuance and sale (the “Offering”) of 806,451 shares (the “Initial Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a price to the public of $15.50 per share. In addition, the Company granted the Underwriter a 30-day option to purchase up to an additional 120,967 shares of its Common Stock to cover over-allotments (the “Additional Shares”).

On August 21, 2018, the Company completed the issuance and sale of the Initial Shares. On August 23, 2018, the Underwriter notified the Company of its intention to exercise its over-allotment option to purchase the Additional Shares. On August 27, 2018, the Company completed the issuance and sale of the Additional Shares.

As a result, the aggregate gross proceeds from the Offering were approximately $14.4 million and the Company expects net proceeds of approximately $13.3 million, after deducting the underwriting discounts and commissions and other offering expenses payable by the Company.

Following the issuance of the Initial Shares and Additional Shares, the Company has 4,034,190 shares of Common Stock outstanding.

Additional information regarding the Offering and the Underwriting Agreement is contained in the Initial 8-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Issuer Direct Corporation

Date: August 27, 2018	By:	/s/ Brian R. Balbirnie
Brian R. Balbirnie
Chief Executive Officer

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